    Exhibit 99.1
Uber Announces Results for Second Quarter 2022

Gross Bookings reached an all-time high of $29.1 billion, up 33% year-over-year
Net loss of $2.6 billion with a $1.7 billion net headwind relating to Uber’s equity investments
Adjusted EBITDA of $364 million
Operating cash flow of $439 million; Free cash flow of $382 million

SAN FRANCISCO – August 2, 2022 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter ended June 30, 2022.
Financial Highlights for Second Quarter 2022
•Gross Bookings grew 33% year-over-year (“YoY”) to $29.1 billion, or 36% on a constant currency basis, with Mobility Gross Bookings of $13.4 billion (+55% YoY or +57% YoY constant currency) and Delivery Gross Bookings of $13.9 billion (+7% YoY or +12% YoY constant currency). Trips during the quarter grew 24% YoY to 1.87 billion, or approximately 21 million trips per day on average.
•Revenue grew 105% YoY to $8.1 billion, or 111% on a constant currency basis, with Revenue growth significantly outpacing Gross Bookings growth due to a change in the business model for our UK Mobility business and the acquisition of Transplace by Uber Freight.
•Net loss attributable to Uber Technologies, Inc. was $2.6 billion, which includes a $1.7 billion net headwind (pre-tax) relating to Uber’s equity investments, primarily due to aggregate unrealized losses related to the revaluation of Uber’s Aurora, Grab, and Zomato stakes. Additionally, net loss includes $470 million in stock-based compensation expense.
•Adjusted EBITDA of $364 million, up $873 million YoY. Adjusted EBITDA margin as a percentage of Gross Bookings was 1.3%, up from (2.3)% in Q2 2021.
•Net cash provided by operating activities was $439 million, up $780 million YoY. Free cash flow, defined as net cash flows from operating activities less capital expenditures, was $382 million, up $780 million YoY.
•Unrestricted cash and cash equivalents were $4.4 billion at the end of the second quarter.
“Last quarter I challenged our team to meet our profitability commitments even faster than planned—and they delivered,” said Dara Khosrowshahi, CEO. “Importantly, they delivered balanced growth: Gross Bookings up 36 percent to a $116 billion run-rate, Adjusted EBITDA significantly above our guidance, and $382 million in free cash flow, all on a platform that’s larger than ever, with the number of consumers and earners using Uber now both at all-time highs.”
"We became a free cash flow generator in Q2, as we continued to scale our asset-light platform, and we will continue to build on that momentum,” said Nelson Chai, CFO. “This marks a new phase for Uber, self-funding future growth with disciplined capital allocation, while maximizing long-term returns for shareholders.”

Outlook for Q3 2022
For Q3 2022, we anticipate:
•Gross Bookings of $29.0 billion to $30.0 billion
•Adjusted EBITDA of $440 million to $470 million

Financial and Operational Highlights for Second Quarter 2022

	Three Months Ended June 30,
(In millions, except percentages)	2021	2022	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	101	122	21%
Trips	1,511	1,872	24%
Gross Bookings	$21,900	$29,078	33%	36%
Revenue	$3,929	$8,073	105%	111%
Net income (loss) attributable to Uber Technologies, Inc. (2)	$1,144	$(2,601)	**
Adjusted EBITDA (1)	$(509)	$364	**
Free cash flow (1)	$(398)	$382	**
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Net income (loss) attributable to Uber Technologies, Inc. includes stock-based compensation expense of $272 million and $470 million in Q2 2021 and Q2 2022, respectively. Net income (loss) includes a $1.9 billion net tailwind (pre-tax) and a $1.7 billion net headwind (pre-tax) from revaluation of Uber’s equity investments in Q2 2021 and Q2 2022, respectively.
** Percentage not meaningful.
Results by Offering and Segment
Gross Bookings

	Three Months Ended June 30,
(In millions, except percentages)	2021	2022	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$8,640	$13,364	55%	57%
Delivery	12,912	13,876	7%	12%
Freight (1)	348	1,838	**	**
Total	$21,900	$29,078	33%	36%
(1) Q2 2022 Gross Bookings includes contributions from the acquisition of Transplace which closed on November 12, 2021.
** Percentage not meaningful.
Revenue

	Three Months Ended June 30,
(In millions, except percentages)	2021	2022	% Change	% Change (Constant Currency)

Revenue:
Mobility (1)	$1,618	$3,553	120%	126%
Delivery (2)	1,963	2,688	37%	43%
Freight (3)	348	1,832	**	**
Total	$3,929	$8,073	105%	111%
(1) Mobility Revenue in Q2 2022 benefited by a net amount of $983 million from business model changes in the UK and an accrual made for the resolution of historical claims in the UK relating to the classification of drivers.
(2) Delivery Revenue in Q2 2021 and Q2 2022 benefited from business model changes in some countries that classify certain payments and incentives as cost of revenue by $427 million and $711 million, respectively.
(3) Freight Revenue in Q2 2022 includes contributions from the acquisition of Transplace which closed on November 12, 2021.
** Percentage not meaningful.

Take Rates

	Three Months Ended June 30,
	2021	2022

Mobility (1)	18.7%	26.6%
Delivery (2)	15.2%	19.4%
(1) Mobility Take Rate in Q2 2022 includes a 740 bps net benefit from business model changes in the UK and an accrual made for the resolution of historical claims in the UK relating to the classification of drivers. Excluding those impacts, Mobility Take Rate would be 19.2%. Mobility Take Rate was also adversely impacted by pass-through fuel surcharges implemented through Q2 2022 in various markets globally.
(2) Delivery Take Rate in Q2 2021 and Q2 2022 benefited from business model changes in some countries that classify certain payments and incentives as cost of revenue by 330 bps and 510 bps, respectively.

Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended June 30,
(In millions, except percentages)	2021	2022	% Change

Segment Adjusted EBITDA:
Mobility	$179	$771	**
Delivery	(161)	99	**
Freight	(41)	5	**
Corporate G&A and Platform R&D (1), (2)	(486)	(511)	(5)%
Adjusted EBITDA (3)	$(509)	$364	**
(1) Excludes stock-based compensation expense.
(2) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(3) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
** Percentage not meaningful.
Revenue by Geographical Region

	Three Months Ended June 30,
(In millions, except percentages)	2021	2022	% Change

United States and Canada (“US&CAN”) (1)	$1,984	$4,936	149%
Latin America ("LatAm")	307	481	57%
Europe, Middle East and Africa ("EMEA") (2)	929	1,846	99%
Asia Pacific ("APAC")	709	810	14%
Total	$3,929	$8,073	105%
(1) US&CAN Revenue in Q2 2022 includes contributions from the acquisition of Transplace which closed on November 12, 2021.
(2) EMEA Revenue in Q2 2022 benefited by a net amount of $983 million from Mobility business model changes in the UK and an accrual made for the resolution of historical claims in the UK relating to the classification of drivers.

Financial Highlights for the Second Quarter 2022 (continued)
Mobility
•Gross Bookings of $13.4 billion: Mobility Gross Bookings grew 57% YoY on a constant currency basis. On a sequential basis, Mobility Gross Bookings grew 25% quarter-over-quarter (“QoQ”), with growth in all geographic regions.
•Revenue of $3.6 billion: Mobility Revenue grew 120% YoY and 41% QoQ. The YoY increase was primarily driven by a $983 million net benefit related to a UK business model change that classifies most driver payments and incentives as cost of revenue and an accrual made for the resolution of historical claims in the UK relating to the classification of drivers in Q2 2022. Mobility Take Rate of 26.6% increased 790 bps YoY and 310 bps QoQ. The UK factors impacting revenue were a 740 bps net benefit to Take Rate in the quarter. Additionally, Mobility Take Rate was adversely impacted by pass-through fuel surcharges implemented through Q2 2022 in various markets globally.
•Adjusted EBITDA of $771 million: Mobility Adjusted EBITDA increased $592 million YoY and $153 million QoQ. Adjusted EBITDA margin was 5.8% of Gross Bookings compared to 2.1% in Q2 2021 and 5.8% in Q1 2022. Adjusted EBITDA margin improvement YoY was primarily driven by better cost leverage from higher volume, and a meaningful reduction in driver supply investments. On a QoQ basis, Adjusted EBITDA margin remained unchanged.
Delivery
•Gross Bookings of $13.9 billion: Delivery Gross Bookings grew 12% YoY on a constant currency basis. Delivery Gross Bookings in US & Canada were up 21% YoY and in all other markets were up 3% YoY on a constant currency basis.
•Revenue of $2.7 billion: Delivery Revenue grew 37% YoY and 7% QoQ. Take Rate of 19.4% grew 420 bps YoY and grew 130 bps QoQ. Business model changes in some countries that classify certain payments and incentives as cost of revenue benefited Delivery Take Rate by 510 bps in the quarter (compared to 330 bps benefit in Q2 2021 and 400 bps benefit in Q1 2022).
•Adjusted EBITDA of $99 million: Delivery Adjusted EBITDA grew $260 million YoY and $69 million QoQ, driven by higher volumes, increased Ads revenue, and improved network efficiencies. Delivery Adjusted EBITDA margin as a percentage of Gross Bookings reached 0.7%, compared to (1.2)% in Q2 2021 and 0.2% in Q1 2022.
Freight
•Revenue of $1.8 billion: Freight Revenue grew 426% YoY and remained stable QoQ. Freight Revenue includes contributions from the acquisition of Transplace which closed on November 12, 2021.
•Adjusted EBITDA of $5 million: Freight Adjusted EBITDA grew $46 million YoY and $3 million QoQ. Freight Adjusted EBITDA margin as a percentage of Gross Bookings improved 12.1 percentage points YoY to 0.3% driven by increased marketplace efficiency on our digital platform and strong sales momentum in our Transportation Management business.
Corporate
•Corporate G&A and Platform R&D: Corporate G&A and Platform R&D expenses of $511 million, compared to $486 million in Q2 2021, and $482 million in Q1 2022. On a YoY basis, Corporate G&A and Platform R&D decreased as a percentage of Gross Bookings due to cost control and improved fixed cost leverage.
GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue equaled non-GAAP cost of revenue and was $5.2 billion, representing 17.7% of Gross Bookings, compared to 9.6% and 15.2% in Q2 2021 and Q1 2022, respectively. On a YoY basis, non-GAAP cost of revenue as a percentage of Gross Bookings increased due to the classification of certain Delivery and Mobility payments as cost of revenue attributable to business model changes in some countries and the acquisition of Transplace.
•GAAP and Non-GAAP operating expenses (Non-GAAP operating expenses exclude certain amounts as further detailed in the “Reconciliations of Non-GAAP Measures” section):
◦Operations and support: GAAP operations and support was $617 million. Non-GAAP operations and support was $577 million, representing 2.0% of Gross Bookings, compared to 1.8% and 2.0% in Q2 2021 and Q1 2022, respectively. On a YoY basis, non-GAAP operations and support as a percentage of Gross Bookings increased due to higher headcount costs and higher driver background check costs.
◦Sales and marketing: GAAP sales and marketing was $1.2 billion. Non-GAAP sales and marketing was $1.2 billion, representing 4.1% of Gross Bookings, compared to 5.6% and 4.7% in Q2 2021 and Q1 2022, respectively. On a YoY basis, non-GAAP sales and marketing as a percentage of Gross Bookings decreased due to improved cost leverage with Gross Bookings growth outpacing sales and marketing expense growth. Additionally, Gross Bookings mix shifted towards Mobility, which carry lower associated sales and marketing costs.

◦Research and development: GAAP research and development was $704 million. Non-GAAP research and development was $427 million, representing 1.5% of Gross Bookings, compared to 1.5% and 1.5% in Q2 2021 and Q1 2022, respectively.
◦General and administrative: GAAP general and administrative was $851 million. Non-GAAP general and administrative was $459 million, representing 1.6% of Gross Bookings, compared to 2.1% and 1.9% in Q2 2021 and Q1 2022, respectively. On a YoY basis, non-GAAP general and administrative as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
Operating Highlights for the Second Quarter 2022
Platform
•Trips of 1.87 billion: Trips on our platform grew 24% YoY and 9% QoQ, with strong sequential growth in Mobility trips and stable Delivery trips.
•Monthly Active Platform Consumers (“MAPCs”) reached 122 million: MAPCs grew 21% YoY and 6% QoQ to 122 million.
•Membership: Launched our single cross-platform membership program, Uber One, in the UK, Canada, Australia and New Zealand. In addition, Uber and Disney+ partnered to offer Uber Eats members in the US two free months of The Disney Bundle.
•Supporting earners: Drivers and couriers earned an aggregate $10.8 billion during the quarter, with earnings up 37% YoY, outpacing Uber’s Gross Bookings growth of 33% YoY.
•Uber Australia TWU agreement: Signed an Australia-first deal with the Transport Workers Union (TWU) that will protect the flexibility of gig workers and support the creation of minimum standards and benefits for those working in the on-demand economy.
•Uber for Business (“U4B”): U4B Gross Bookings of $1.3 billion in Q2, up 41% YoY. Managed U4B, which is the actively managed portion of the business through Uber’s account managers and sales team, represented 29% of U4B Gross Bookings, compared to 25% in Q2 2021.
•Ads: Announced the launch of our Ads business in Australia and New Zealand, and the creation of a local sales team to develop relationships with merchants and other brands. Active advertising merchants grew to over 230K, nearly doubling YoY.
•Annual ESG and People & Culture Reports: Published our annual ESG Report in July, which highlights our perspectives on the ESG issues that matter most to the people who earn on, move on, or invest in our platform. We also published our annual People & Culture Report in July, which highlights our approach to diversity, equity, and inclusion.

Mobility
•Airport recovery: Airport Gross Bookings represented 15% of Mobility Gross Bookings in Q2 2022 (vs. 15% pre-pandemic), growing 139% YoY and 49% QoQ, outpacing the overall Mobility segment’s recovery as consumer travel trends improved.
•Taxis: Signed a partnership with IT Taxi, the largest taxi dispatch service in Italy, that will see 12,000 drivers across 80 cities join the Uber platform.
•Uber Reserve at Airports Global Expansion: Announced a global expansion of Reserve at Airports, now available at 55 airports throughout the world.
•UberX Share US launch: Launched new shared rides product, UberX Share, in a number of US cities including New York City, Los Angeles, Chicago, San Francisco, Phoenix, San Diego, Portland, Indianapolis and Pittsburgh.
•India Amazon Prime Partnership: Amazon Prime members in India can redeem exclusive benefits on select Uber rides by paying with their Amazon Pay balance.
•Hertz Electric Vehicle (EV) partnership expansion: Announced the expansion of our partnership with Hertz into Canada, where rideshare drivers who use the Uber platform can sign up to rent a Tesla on a weekly basis from Hertz in Toronto, Vancouver, and Montreal.
•Released US Safety Report: Published the second comprehensive publication, sharing details on Uber’s safety progress and data related to reports of the most serious safety incidents occurring on our platform.

Delivery
•Reopening impact: Delivery demonstrated stable consumer, merchant and courier metrics against tough YoY comps as COVID-19 restrictions continued to ease around the world. Delivery MAPCs, basket size and order frequency grew 1% YoY, 3% YoY and 2% YoY, respectively, and were stable QoQ. Active merchants grew 12% YoY to exceed 843K in Q2. Globally, active couriers grew 19% YoY, and grew 53% YoY in the U.S.
•Grocery Product Relaunch: Introduced our native grocery experience on Uber Eats with new features to make shopping more convenient, intuitive, and reliable.
•Albertsons Partnership Expansion: Announced the expansion of the partnership to include more than 2,000 stores nationwide through Uber Eats.
•UK partnerships with Tesco and One Stop: Announced an Uber Direct partnership with Tesco in the UK, through which orders made via the Tesco home delivery service will be fulfilled by couriers on the Uber Eats app. In addition, we announced a new partnership with retail convenience retailer, One Stop, that will see over 500 One Stop stores available on the Uber Eats app by year-end.
•US Nationwide Shipping: Announced nationwide shipping, a new delivery product that allows US consumers to order from beloved merchants in NYC, Miami and Los Angeles initially.
•Japan Delivery Partnership: Partnered with AEON MALL, one of the largest shopping mall operators in Japan, giving Uber Eats customers access to over 60 AEON malls nationwide.
Freight
•Autonomous Trucking Partnerships: Executed a first-of-its-kind, long-term strategic industry partnership with Waymo Via, combining the power of Waymo’s autonomous driving technology with the scale of Uber Freight’s network and our leading marketplace technology. This partnership, coupled with last year’s multi-phase pilot agreement with Aurora Driver, will enable Uber Freight to lead the way in designing the future of supply chains and accelerating access to autonomous trucks.
•Uber Freight and Transplace Integration: Integration efforts continue to progress; leveraging Uber Freight’s 1.6 million trucks across our digital carrier network is continuing to fuel procurement momentum across the combined businesses.

Webcast and conference call information
A live audio webcast of our second quarter ended June 30, 2022 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on August 2, 2022 at 5:00 AM (PT) / 8:00 AM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance and other matters, including SEC filings, investor events, press and earnings releases, on our investor relations website (https://investor.uber.com/), and our blogs (https://uber.com/blog) and Twitter accounts (@uber and @dkhos), as a means of disclosing material information and complying with our disclosure obligations under Regulation FD.
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 34 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.

Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: the outcome of a tax case before the UK tax authority related to classification as a transportation provider, developments in the COVID-19 pandemic and the resulting impact on our business and operations, competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and couriers. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release. In regards to forward looking non-GAAP guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, unrealized gains and losses on equity investments, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2021	As of June 30, 2022
Assets
Cash and cash equivalents	$4,295	$4,397
Restricted cash and cash equivalents	631	526
Accounts receivable, net	2,439	2,459
Prepaid expenses and other current assets	1,454	1,369
Total current assets	8,819	8,751
Restricted cash and cash equivalents	2,879	2,941
Investments	11,806	4,572
Equity method investments	800	521
Property and equipment, net	1,853	1,861
Operating lease right-of-use assets	1,388	1,481
Intangible assets, net	2,412	2,122
Goodwill	8,420	8,359
Other assets	397	406
Total assets	$38,774	$31,014
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$860	$810
Short-term insurance reserves	1,442	1,449
Operating lease liabilities, current	185	215
Accrued and other current liabilities	6,537	6,471
Total current liabilities	9,024	8,945
Long-term insurance reserves	2,546	2,865
Long-term debt, net of current portion	9,276	9,271
Operating lease liabilities, non-current	1,644	1,711
Other long-term liabilities	935	659
Total liabilities	23,425	23,451
Redeemable non-controlling interests	204	194
Equity
Common stock	—	—
Additional paid-in capital	38,608	39,523
Accumulated other comprehensive loss	(524)	(705)
Accumulated deficit	(23,626)	(32,157)
Total Uber Technologies, Inc. stockholders' equity	14,458	6,661
Non-redeemable non-controlling interests	687	708
Total equity	15,145	7,369
Total liabilities, redeemable non-controlling interests and equity	$38,774	$31,014

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2022	2021	2022
Revenue	$3,929	$8,073	$6,832	$14,927
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	2,099	5,153	3,809	9,179
Operations and support	432	617	855	1,191
Sales and marketing	1,256	1,218	2,359	2,481
Research and development	488	704	1,003	1,291
General and administrative	616	851	1,080	1,483
Depreciation and amortization	226	243	438	497
Total costs and expenses	5,117	8,786	9,544	16,122
Loss from operations	(1,188)	(713)	(2,712)	(1,195)
Interest expense	(115)	(139)	(230)	(268)
Other income (expense), net	1,943	(1,704)	3,653	(7,261)
Income (loss) before income taxes and income (loss) from equity method investments	640	(2,556)	711	(8,724)
Provision for (benefit from) income taxes	(479)	77	(294)	(155)
Income (loss) from equity method investments	(7)	17	(15)	35
Net income (loss) including non-controlling interests	1,112	(2,616)	990	(8,534)
Less: net loss attributable to non-controlling interests, net of tax	(32)	(15)	(46)	(4)
Net income (loss) attributable to Uber Technologies, Inc.	$1,144	$(2,601)	$1,036	$(8,530)
Net income (loss) per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$0.61	$(1.32)	$0.56	$(4.36)
Diluted	$0.58	$(1.33)	$0.52	$(4.37)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	1,875,156	1,964,304	1,866,830	1,957,127
Diluted	1,955,975	1,968,882	1,949,750	1,960,871

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2022	2021	2022
Cash flows from operating activities
Net income (loss) including non-controlling interests	$1,112	$(2,616)	$990	$(8,534)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	226	243	438	497
Bad debt expense	26	33	49	51
Stock-based compensation	272	470	553	829
Gain on business divestiture	—	—	(1,684)	—
Deferred income taxes	(487)	14	(367)	(267)
Loss (income) from equity method investments, net	7	(17)	15	(35)
Unrealized (gain) loss on debt and equity securities, net	(1,912)	1,677	(1,975)	7,247
Impairments of goodwill, long-lived assets and other assets	—	2	16	15
Impairment of equity method investment	—	—	—	182
Revaluation of MLU B.V. call option	—	11	—	(170)
Unrealized foreign currency transactions	(15)	25	(2)	10
Other	(3)	(7)	62	(2)
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(114)	(103)	(149)	(129)
Prepaid expenses and other assets	58	78	(9)	58
Collateral held by insurer	28	—	136	—
Operating lease right-of-use assets	39	53	77	95
Accounts payable	188	(53)	185	(45)
Accrued insurance reserves	48	192	21	326
Accrued expenses and other liabilities	206	486	762	414
Operating lease liabilities	(20)	(49)	(70)	(88)
Net cash provided by (used in) operating activities	(341)	439	(952)	454
Cash flows from investing activities
Purchases of property and equipment	(57)	(57)	(128)	(119)
Purchases of marketable securities	(190)	—	(526)	—
Purchases of non-marketable equity securities	(54)	(1)	(857)	(14)
Purchase of notes receivable	(2)	—	(218)	—
Proceeds from maturities and sales of marketable securities	447	—	1,143	—
Proceeds from sale of non-marketable equity securities	—	—	500	—
Acquisition of businesses, net of cash acquired	(52)	—	(80)	(59)
Other investing activities	9	4	17	3
Net cash provided by (used in) investing activities	101	(54)	(149)	(189)
Cash flows from financing activities
Principal repayment on Careem Notes	—	—	(194)	—
Principal payments on finance leases	(61)	(46)	(108)	(108)
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	67	59	67	59
Other financing activities	30	(8)	45	(59)

Net cash provided by (used in) financing activities	36	5	(190)	(108)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	51	(118)	5	(98)
Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	(153)	272	(1,286)	59
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	6,607	7,592	7,391	7,805
Reclassification from assets held for sale during the period	—	—	349	—
End of period	$6,454	$7,864	$6,454	$7,864
Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2022	2021	2022

	(Unaudited)
Interest income	$13	$17	$18	$28
Foreign currency exchange gains (losses), net	—	(38)	(25)	(28)
Gain on business divestiture (1)	—	—	1,684	—
Unrealized gain (loss) on debt and equity securities, net (2)	1,912	(1,677)	1,975	(7,247)
Impairment of equity method investment (3)	—	—	—	(182)
Revaluation of MLU B.V. call option (4)	—	(11)	—	170
Other, net	18	5	1	(2)
Other income (expense), net	$1,943	$(1,704)	$3,653	$(7,261)
(1)During the first half of 2021, gain on business divestiture primarily represents a $1.6 billion gain on the sale of Apparate USA LLC (“Apparate” or the “ATG Business”) to Aurora Innovation, Inc. (“Aurora”) in January 2021.
(2)During Q2 2021 and the first half of 2021, unrealized gain (loss) on debt and equity securities, net primarily represents a $1.4 billion gain on our Didi investment and a $471 million gain on our Aurora Investments in the second quarter of 2021.
During Q2 2022 and the first half of 2022, unrealized gain (loss) on debt and equity securities, net primarily represents a $1.1 billion and $2.8 billion loss, respectively, on our Aurora Investments, a $520 million and $2.5 billion loss, respectively, on our Grab investment, a $245 million and $707 million loss, respectively, on our Zomato investment, and a $1.4 billion loss on our Didi investment in the first quarter of 2022, partially offset by a $259 million gain on our Didi investment in the second quarter of 2022.
(3)During the first half of 2022, impairment of equity method investment represents a $182 million impairment loss recorded on our MLU B.V. equity method investment.
(4)During the first half of 2022, revaluation of MLU B.V. call option represents a $170 million net gain for the change in fair value of the call option granted to Yandex (“MLU B.V. Call Option”).
Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2022	2021	2022

	(Unaudited)
Operations and support	$38	$40	$65	$73
Sales and marketing	19	28	42	50
Research and development	149	277	282	473
General and administrative	66	125	164	233
Total	$272	$470	$553	$829

Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA margin. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Gross Bookings.
All Other. Includes ATG and Other Technology Programs and historical results of New Mobility, formerly Other Bets. ATG and Other Technology Programs, which primarily consisted of our ATG business that was divested in the first quarter of 2021, and subsequent to the divestiture, is no longer a reportable segment and included within All Other.
COVID-19 response initiatives. To support those whose earning opportunities have been depressed as a result of COVID-19, as well as communities hit hard by COVID-19, we implemented several initiatives, including, in particular, payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. The payments for financial assistance to Drivers personally impacted by COVID-19 and Driver reimbursement for their cost of purchasing personal protective equipment are recorded as a reduction to revenue. The cost of personal protective equipment distributed to Drivers, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations are recorded as an expense in our costs and expenses.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue.
Free cash flow. Free cash flow is a Non-GAAP measure. We define free cash flow as net cash flows from operating activities less capital expenditures.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides; Delivery orders (in each case without any adjustment for consumer discounts and refunds); Driver and Merchant earnings; Driver incentives and Freight revenue. Gross Bookings do not include tips earned by Drivers.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility or New Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.
Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment Gross Bookings.
Take Rate. We define Take Rate as revenue as a percentage of Gross Bookings.

Trips. We define Trips as the number of completed consumer Mobility or New Mobility rides and Delivery orders in a given period. For example, an UberX Share ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), income (loss) from operations, and other results under GAAP, we use: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses; as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges. To help our board, management and investors assess the impact of COVID-19 on our results of operations, we are excluding the impacts of COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations from Adjusted EBITDA. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; gain (loss) on business divestitures, net; unrealized gain (loss) on debt and equity securities, net; and impairment of debt and equity securities; and

•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) certain acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance, including COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
Free cash flow
We define free cash flow as net cash flows from operating activities less capital expenditures.

Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2021	2022	2021	2022

Adjusted EBITDA reconciliation:
Net income (loss) attributable to Uber Technologies, Inc.	$1,144	$(2,601)	$1,036	$(8,530)
Add (deduct):
Net loss attributable to non-controlling interests, net of tax	(32)	(15)	(46)	(4)
Provision for (benefit from) income taxes	(479)	77	(294)	(155)
Loss (income) from equity method investments	7	(17)	15	(35)
Interest expense	115	139	230	268
Other (income) expense, net	(1,943)	1,704	(3,653)	7,261
Depreciation and amortization	226	243	438	497
Stock-based compensation expense	272	470	553	829
Legal, tax, and regulatory reserve changes and settlements	140	368	691	368
Goodwill and asset impairments/loss on sale of assets	—	4	57	17
Acquisition, financing and divestitures related expenses	26	6	62	20
Accelerated lease costs related to cease-use of ROU assets	—	—	2	—
COVID-19 response initiatives	15	—	41	1
Loss on lease arrangements, net	—	—	—	7
Restructuring and related charges	—	—	—	2
Mass arbitration fees, net	—	(14)	—	(14)
Adjusted EBITDA	$(509)	$364	$(868)	$532
Free cash flow
We define free cash flow as net cash flows from operating activities less capital expenditures. The following table presents reconciliation of free cash flow to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2021	2022	2021	2022
Free cash flow reconciliation:
Net cash provided by (used in) operating activities	$(341)	$439	$(952)	$454
Purchases of property and equipment	(57)	(57)	(128)	(119)
Free cash flow	$(398)	$382	$(1,080)	$335

Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended
(In millions)	June 30, 2021	March 31, 2022	June 30, 2022
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$2,099	$4,026	$5,153
COVID-19 response initiatives	(6)	(1)	—
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$2,093	$4,025	$5,153

	Three Months Ended
(In millions)	June 30, 2021	March 31, 2022	June 30, 2022
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$432	$574	$617
Restructuring and related charges	—	(2)	—
COVID-19 response initiatives	(1)	—	—
Acquisition, financing and divestitures related expenses	(3)	(1)	—
Stock-based compensation expense	(38)	(33)	(40)
Non-GAAP Operations and support	$390	$538	$577

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$1,256	$1,263	$1,218
Acquisition, financing and divestitures related expenses	(1)	—	—
COVID-19 response initiatives	(2)	—	—
Stock-based compensation expense	(19)	(22)	(28)
Non-GAAP Sales and marketing	$1,234	$1,241	$1,190

Non-GAAP Research and development reconciliation:
GAAP Research and development	$488	$587	$704
Acquisition, financing and divestitures related expenses	(5)	—	—
Stock-based compensation expense	(149)	(196)	(277)
Non-GAAP Research and development	$334	$391	$427

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$616	$632	$851
Legal, tax, and regulatory reserve changes and settlements	(65)	—	(271)
Goodwill and asset impairments/loss on sale of assets	—	(13)	(4)
Acquisition, financing and divestitures related expenses	(17)	(12)	(6)
Loss on lease arrangements, net	—	(7)	—
Mass arbitration fees, net	—	—	14
Stock-based compensation expense	(66)	(108)	(125)
Non-GAAP General and administrative	$468	$492	$459